Exhibit 10.1

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE, dated as of March 8, 2019, between PERRYVILLE SPE LLC (“Landlord”), and CELLDEX THERAPEUTICS, INC. (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord’s predecessor-in-interest, Crown Perryville, LLC., and Tenant entered into that certain Lease dated as of May 1, 2013 (the “Original Lease”), covering approximately 3,539 rentable square feet located on a portion of the first (1st) floor and approximately 29,824 rentable square feet located on a portion of the second (2nd) floor (the “Original Premises”) in the building known as Perryville Ill at Perryville Corporate Park located at 53 Frontage Road, Hampton, New Jersey 08827 (the “Building) , as amended by a First Amendment of Lease, dated as of June 17, 2015 (the “First Amendment”) pursuant to which among other matters, Tenant leased additional premises located on a portion of the first (1st) floor of the Building containing approximately 16,262 rentable square feet (the “Second Premises”) (the Original Lease, as amended by the First Amendment is hereinafter collectively referred to as the “Lease”); and

WHEREAS, Tenant desires to extend the term of the Lease, and to surrender the “Second Premises” in accordance with the terms and conditions set forth herein, so that the Premises under the Lease shall consist only of the Original Premises on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises and agreements herein contained, the parties hereby agree as follows:

1.              Incorporation of Recitals. The recitals set forth above are incorporated herein by reference.

2.              Defined Terms.  All terms used herein not otherwise defined shall have the meanings ascribed to them in the Lease.

3.              Binding Effect.  This Second Amendment of Lease (“Amendment”) shall be binding upon Landlord and Tenant upon the mutual execution and delivery hereof.

4.              New Extension Term. The Lease is hereby extended (the “New Extension Term”) commencing on August 1, 2020 (the “New Extension Term Commencement Date”) and ending on July 31, 2025 (which shall be the new “Expiration Date” of the Lease).

5.              Surrender of the Second Premises. Landlord and Tenant hereby irrevocably agree that, effective at midnight on March 31, 2019 (the “Second Premises Surrender Date”), the Second Premises shall be surrendered to Landlord vacant and in broom-clean condition, free of all personal property and trade fixtures (except for the “Assets” being transferred by Tenant to Landlord pursuant to Section 7 below), with the intent and purpose of Tenant’s surrendering all of its right, title and interest therein of any kind or nature whatsoever under the Lease. The Second Premises shall be surrendered by Tenant free of liens or encumbrances created by Tenant, and free of subtenants, occupants, or other rights or interests of third-parties created by Tenant of any kind or nature in, upon, or against the Second Premises. Tenant shall comply with all applicable lease provisions as to the payment of all Base Rent and additional rent to Landlord through the Second Premises Surrender Date. In the event that for any reason whatsoever Tenant continues to occupy any portion of the Second Premises after the Second Premises Surrender Date, which occupancy may include, by way of example but not limitation, any personal property at all continuing to be found anywhere in the Second Premises, then in addition to any and all remedies Landlord may have under the Lease in connection therewith, the terms of the Lease shall continue to apply to the Second Premises, and Tenant shall be responsible for the payment of holdover rent for the Second Premises in accordance with the terms of Section 2.6 of the Original Lease, until such time as Tenant vacates and surrenders the Second Premises to Landlord in accordance with the terms of the Lease and this Amendment, upon which the Premises shall then consist of the Original Premises only for all purposes and intents under the Lease.

6.              Second Premises Surrender Fee. In consideration for Landlord’s acceptance of Tenant’s surrender of the Second Premises on the Second Premises Surrender Date, Tenant shall within thirty (30) days of mutual execution and delivery hereof deliver an irrevocable payment to Landlord by bank or certified check in the amount of $188,557.89, TIME BEING OF THE ESSENCE IN CONNECTION THEREWITH.

7.              Rental Payments During the Sixteen Month Period. The Lease is hereby amended to provide that in place and stead of Tenant’s separate payment of Base Rent, electricity charges, operating expenses and taxes otherwise due and payable pursuant to Section 3.1 and Section 3.2 of the Original Lease, commencing on Second Premises Surrender Date and continuing for a sixteen (16) month period through July 31, 2020 (the “Sixteen Month Period”), Tenant shall instead make a monthly aggregate payment to Landlord in the amount of $46,282.48 (i.e., with no further Annual Rental Adjustment or additional Electrical Inclusion Amount), which shall be due on the first day of each calendar month during the Sixteen Month Period, subject, however, to late charges pursuant to the terms of Section 3.5 of the Original Lease.

8.              Parking. As of the Second Premises Surrender Date, Section 19.22 of the Original Lease, as amended, shall be replaced in its entirety by the paragraph set forth below, and Exhibit G shall be deleted:

“Landlord shall provide to Tenant, at Tenant’s sole cost and expense, with the following:  (a) four (4) unreserved parking spaces for every 1,000 square feet leased in the Building’s parking facility, (b) ten (10) reserved parking spaces near the side entrance to the Building, (c) three (3) to four (4) parking spaces outside of the first floor mechanical room, and (d) four (4) reserved parking spaces located in the front of the Building, as more particularly shown on Exhibit G hereto, subject to approval from the local township.”

9.              Bill of Sale. Tenant as “Seller” shall grant, sell, assign and convey to Landlord as “Buyer” those certain “Assets” set forth on the Bill of Sale attached hereto as Exhibit A and being executed and delivered simultaneously herewith, which sale shall be effective as of the Second Premises Surrender Date.

10.       Lease Amendments. Effective as of the New Extension Term Commencement Date, the Lease is hereby amended as follows:

A.            Base Rent. Exhibit E to the Original Lease is hereby deleted in its entirety and replaced with the new Exhibit E set forth below. Commencing on the New Extension Term Commencement Date and continuing through and including the Expiration Date, the Base Rent for the Premises shall be payable by Tenant to Landlord on the first day of each month in accordance with the terms and conditions of Section 3.1 of the Original Lease.

Period	Base Rent Per Square Foot	Annual Base Rent	Monthly Base Rent
August 1, 2020-July 31, 2021	$15.00	$500,445.00	$41,703.75
August 1, 2021-July 31,2022	$15.50	$517,126.50	$43,093.88
August 1, 2022-July 31, 2023	$16.00	$533,808.00	$44,484.00
August 1, 2023-July 31, 2024	$16.50	$550,489.50	$45,874.13
August 1, 2024-July 31, 2025	$17.00	$567,171.00	$47,264.25

B.            Annual Rental Adjustment. As of the New Extension Term Commencement Date and continuing through and including the Expiration Date, and for purposes of calculating the Annual Rental Adjustment for the Premises in accordance with Section 3.2 of the Original Lease, the Building Expense Percentage shall have the meaning as defined in Section l.2(C) of the Original Lease, i.e., 11.92%.

C.            Base Year. As of the New Extension Term Commencement Date and continuing through and including the Expiration Date, Article 3.2 of the Original Lease shall be amended to provide that the “Base Year” set forth in Article 3.2A(4) shall mean the calendar year 2020 and not the calendar year 2014.

D.            Electrical Inclusion Amount. Commencing on the New Extension Term Commencement Date and continuing through and including the Expiration Date, Section 3.3 of the Original Lease is hereby amended to provide that  Tenant shall be obligated to pay to Landlord, as Additional Rent, the Electrical Inclusion Amount for the Premises in the amount of $33,509.04 per annum (i.e., 19,148 rsf X $1.75), payable in equal monthly installments of $2,792.42, pursuant to Section 3.3 of the Original Lease, and subject to survey and increases based upon Tenant’s consumption and/or increases in utility costs. Notwithstanding the foregoing, Electricity charges pursuant to Section 3.4 of the Original Lease shall remain unmodified.

11.       Early Termination Option.

A.                                    Provided that each and every one of the terms and conditions set forth below are fully satisfied, Tenant shall have the one-time option (the “Early Termination Option”) to terminate the Lease, effective as of July 31, 2023 (the “Early Termination Date”):

(i)                                     Tenant shall have made timely rent payments hereunder from the date hereof through the Early Termination Date;

(ii)                                  Tenant shall then give Landlord a written notice of Tenant’s irrevocable election to exercise the Early Termination Option (the “Early Termination Notice”), which Early Termination Notice shall be given not later than November 1, 2022;

(iii)                               Tenant shall not be in default under any of the terms, covenants and conditions of the Lease to be observed and performed after the expiration of applicable notice and grace periods either on the date that Tenant exercises the Early Termination Option or on the Early Termination Date; and

(iv)                              Tenant pays to Landlord concurrently with delivery of the Early Termination Notice, a lease termination fee (the “Fee”) in an amount equal to five (5) months of: (a) all Base Rent; and (b) all other payments due pursuant to Sections 3.2 and 3.3 of the Original Lease, calculated based upon the aggregate monthly payment to be made by Tenant for the month of  July 2023, as confirmed by Landlord, multiplied by five (5), payable by check or wire.

B.                                    If Tenant timely and properly exercises the Early Termination Option, (i) all rent payable under the Lease shall be paid through and apportioned as of the Early Termination Date; (ii) neither party shall have any rights, estates, liabilities, or obligations under the Lease for the period accruing after the Early Termination Date, except those which, by the provisions of the Lease, expressly survive the expiration or termination of the term of the Lease; (iii) Tenant shall surrender and vacate the entire Premises and deliver possession thereof to Landlord on or before the Early Termination Date in the condition required under the Lease for its surrender; and (iv) Landlord and Tenant shall enter into a written agreement reflecting the termination of the Lease upon the terms provided for herein, which agreement shall be executed within thirty (30) days after Tenant’s delivery of the Early Termination Notice. Tenant’s failure to comply with any of the above terms, shall render the Early Termination Option and any Early Termination Notice void and of no force and effect.

C.                                    The Early Termination Option shall automatically terminate and become null and void upon the earlier to occur of: (i) the termination of Tenant’s right to possession of the Premises; (ii) the assignment by Tenant of the Lease, in whole or in part; (iii) the failure of Tenant to timely or properly exercise the Early Termination Option, or any failure by Tenant to comply with the terms of this Section.

12.       “As-Is”. Tenant is accepting and shall accept the Premises in “as-is, where-is” condition on the New Extension Term Commencement Date, and Landlord will perform no work or alterations whatsoever arising out of or in connection herewith.

13.       Brokerage. Tenant represents and warrants to Landlord that Tenant has not dealt with any broker or finder in connection with this Amendment except for The Garibaldi Group, LLC and Beker Realty Group, Inc. relating to the New Extension Term (the “Brokers”). Landlord will be paying the Brokers only for the first three (3) years of the New Extension Term only, and will only pay the Brokers for the last two (2) years of the New Extension Term, in the event that Tenant does not exercise the Early Termination Option set forth in Section 6 above. Tenant agrees to indemnify and hold Landlord harmless from and against any claims, costs, expenses (including court costs and reasonable legal fees) and other liabilities incurred by Landlord by reason of any claim or action for a commission or other compensation by any other broker or finder with respect to the Lease and this Amendment other than the Brokers named herein and being paid by Landlord in accordance with the terms of this Section. Landlord shall have no liability for any brokerage commissions arising out of a sublease or assignment by Tenant. The provisions of this Section shall survive the expiration or sooner termination of the Lease.

14.       Miscellaneous.

A.            Except as expressly amended hereby, all of the terms, covenants, conditions and provisions of the Lease shall remain and continue unmodified, in full force and effect.

B.            This Amendment sets forth the entire agreement between the parties regarding the subject matter hereof, superseding all prior agreements and understandings, written and oral, and may not be altered or modified except by a writing signed by both parties.

C.            Landlord and Tenant each represent and warrant to the other that it has not relied upon any representation or warranty, express or implied, in entering into this Amendment, except those which are set forth herein.

D.            The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns. If any of the provisions of this Amendment, or its application to any situation, shall be invalid or unenforceable to any extent, the remainder of this Amendment, or the application thereof to situations other than that as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Amendment shall be valid and enforceable to the fullest extent permitted by law.

E.             The captions of this Amendment are for convenience and reference only and in no way define, limit or describe the scope or intent of this Amendment.

F.              Submission by Landlord of the within Amendment for execution by Tenant shall confer no rights nor impose any obligation on Landlord unless and until both Landlord and Tenant shall have executed this Amendment and duplicate originals thereof shall have been delivered by Landlord and Tenant to each other.

G.            This Amendment may be signed in two identical counterparts, and both of such counterparts, when taken together, will be deemed to constitute the original of this Amendment. This Amendment may be executed and delivered via electronic facsimile transmission or as a “.pdf” attachment to an e-mail with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

IN WITNESS WHEREOF, the parties have executed this Second Amendment of Lease as of the date hereinabove set forth.

PERRYVILLE SPE LLC

By:	/s/ BERNARD S. BERTRAM
Authorized Signatory

CELLDEX THERAPEUTICS, INC.

By:	/s/ ANTHONY S. MARUCCI
Name: Anthony S. Marucci
Title: President and Chief Executive Officer